Earnings Release

CONTACT:	First Potomac Realty Trust
Jaime N. Marcus	7600 Wisconsin Avenue
Director, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
SECOND QUARTER 2014 RESULTS

Achieves Tenth Consecutive Quarter of Positive Net Absorption

BETHESDA, MD. (July 24, 2014) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and six months ended June 30, 2014.

Second Quarter 2014 Highlights

•	Reported Core Funds From Operations of $14.5 million, or $0.24 per diluted share.

•	Executed 353,000 square feet of leases, including 166,000 square feet of new leases.

•	Increased leased percentage in consolidated portfolio to 89.5% from 86.5% at June 30, 2013, and increased leased percentage on strategic hold portfolio to 93.0% from 91.0% at June 30, 2013.

•	In April, sold West Park, a 29,000 square foot office building, and Patrick Center, a 66,000 square-foot office building, for aggregate net proceeds of $13.8 million.

•
In June, sold Corporate Campus at Ashburn Center, a 194,000 square-foot, single-story business park, for net proceeds of $39.9 million, bringing aggregate net proceeds from dispositions for the year to $85.3 million.

•	In April, acquired 1401 K Street, NW, a 117,000 square foot twelve-story, office building located in downtown Washington, D.C., for $58.0 million.

•
In June, acquired 1775 Wiehle Avenue, a 130,000 square foot, five-story, fully leased office building located in Reston, Virginia, for $41.0 million, bringing the aggregate purchase price of acquisitions for the year to $99.0 million.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated, “I am very pleased with our second quarter results, which demonstrate continued execution of our strategic plan. We delivered our tenth consecutive quarter of positive net absorption, achieved strong leasing results, bringing our leased percentage to 89.5%, closed on the acquisition of two high-quality, multi-story office buildings and continued our capital recycling strategy. Each of these steps gets us closer to our goal of becoming a leading owner of office properties in our region and allows us to focus on opportunities that we believe will lead to long-term value creation for our shareholders.”

Funds From Operations (“FFO”) increased for the three months ended June 30, 2014 compared with the same period in 2013 due to an aggregate loss on debt extinguishment of $4.6 million for the three months ended June 30, 2013, primarily as a result of selling our industrial portfolio in June 2013. As a result of the reduction in net operating income from the sale of our industrial portfolio, FFO for the six months ended June 30, 2014 and Core FFO for the three and six months ended June 30, 2014 decreased compared with the comparable periods in 2013. The reduction in net operating income from the industrial portfolio sale for the three and six months ended June 30, 2014 was partially offset by improvements in net operating income on a same-property basis, as well as a reduction in interest expense, as we decreased the weighted average interest rate on our total outstanding debt by over 100 basis points

Earnings Release - Continued

since June 30, 2013.

A reconciliation between Core FFO and FFO available to common shareholders for the three and six months ended June 30, 2014 and 2013 is presented below (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$14,452	$0.24	$15,886	$0.28	$27,816	$0.46	$31,733	$0.58
Loss on debt extinguishment	—	—	(4,615)	(0.08)	—	—	(4,615)	(0.08)
Deferred abatement and straight-line amortization(1)	—	—	—	—	(1,045)	(0.02)	1,567	0.03
Acquisition costs	(1,111)	(0.02)	—	—	(1,179)	(0.02)	—	—
Contingent consideration related to acquisition of property(2)	—	—	(75)	—	—	—	(75)	—
Legal costs associated with informal SEC inquiry	—	—	(55)	—	—	—	(391)	(0.01)
FFO available to common shareholders	$13,341	$0.22	$11,141	$0.20	$25,592	$0.42	$28,219	$0.52
Net income	$18,334		$14,476		$16,892		$16,439
Net income attributable to common shareholders per diluted common share(3)	$0.25		$0.20		$0.17		$0.19

(1)
As a result of the sale of Girard Business Center and Gateway Center in January 2014, we accelerated the amortization of straight-line rents and deferred abatement related to those properties. During the first quarter of 2013, we accelerated the amortization of the straight- line balance and the deferred abatement for Engineering Solutions at I-66 Commerce Center, which terminated its lease prior to completion. The tenant vacated the property at the end of March 2013. The property was sold in May 2013.

(2)	Reflects an increase in our contingent consideration liability related to our acquisition of Corporate Campus at Ashburn Center in 2009. We
paid $1.7 million to the seller of the property in the third quarter of 2013 to fulfill our obligation. The property was subsequently sold in June 2014.

(3)	Reflects amounts attributable to noncontrolling interests and the impact of dividends on our preferred shares to arrive at net income attributable to common shareholders.

A reconciliation of net income to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At June 30, 2014, our consolidated portfolio consisted of 134 buildings totaling 8.7 million square feet. Our consolidated portfolio was 89.5% leased and 86.0% occupied at June 30, 2014 compared to 86.5% leased and 84.0% occupied at June 30, 2013. Year-over-year, our consolidated portfolio experienced a 300 basis-point increase in our leased percentage and a 200 basis-point increase in our occupied percentage. Our strategic hold portfolio was 93.0% leased and 90.5% occupied at June 30, 2014 and 91.0% leased and 88.4% occupied at June 30, 2013. Our value-add portfolio was 84.4% leased and 61.0% occupied at June 30, 2014 and 59.7% leased and 56.5% occupied at June 30, 2013. Our non-core portfolio was 80.6% leased and 77.7% occupied at June 30, 2014 and 80.7% leased and 78.5% occupied at June 30, 2013.

During the second quarter of 2014, we executed 353,000 square feet of leases, which consisted of 166,000 square feet of new leases and 186,000 square feet of renewal leases, and we achieved a tenant retention rate of 65%. We had positive net absorption of 63,000 square feet in the second quarter of 2014, which resulted in our tenth consecutive quarter of positive net absorption. New leases executed

Earnings Release - Continued

during the second quarter included four new leases, totaling 17,000 square feet, at 440 First Street, NW in Washington, D.C, which brought the property to 34.1% leased at June 30, 2014. For the six months ended June 30, 2014, we achieved positive net absorption of 90,000 square feet, executed 609,000 square feet of leases, which included 311,000 square feet of new leases, and achieved a tenant retention rate of 60%.

Same-Property Net Operating Income (“Same-Property NOI”) increased 0.5% and 0.7% on an accrual basis for the three and six months ended June 30, 2014, respectively compared with the same periods in 2013. For the three months ended June 30, 2014, the increase in Same-Property NOI was primarily due to increases in occupancy at Redland Corporate Center and Gateway 270 West, which are both located in Maryland, and Plaza 500, which is located in Northern Virginia. The increase in Same-Property NOI for the three months ended June 30, 2014 was partially offset by a decrease in Same-Property NOI for the Washington, D.C. region compared with the same period in 2013 as a result of a decrease in occupancy at 1211 Connecticut Avenue, NW, the majority of which was re-leased in the first quarter of 2014. For the six months ended June 30, 2014, we incurred an additional $0.5 million of snow and ice removal costs, net of recoveries, in the same-property pool than during the first six months of 2013. Excluding the impact of the additional snow and ice removal costs, our Same-Property NOI increased 1.9% for the six months ended June 30, 2014 compared with the same period in 2013.

A reconciliation of net income to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “value add” and “non-core” as they relate to our portfolio, can be found in our Second Quarter 2014 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Acquisitions

Consistent with our previously disclosed strategy of focusing on high-quality, multi-story office properties, we continued to improve the portfolio quality with active capital recycling. On April 8, 2014, we acquired 1401 K Street, NW, a 117,000 square foot, twelve-story, office building in downtown Washington, D.C. for $58.0 million. The property is currently 88% leased to 22 tenants. The acquisition was funded with the assumption of a $37.3 million mortgage loan, a $20.0 million draw under our unsecured revolving credit facility and available cash.

On June 25, 2014, we acquired 1775 Wiehle Avenue, a 130,000 square foot, five-story, office building in Reston, Virginia, for $41.0 million. The property is located two blocks from the Wiehle-Reston East Silver Line Metro station, which is expected to open on July 26, 2014, and is conveniently located directly off the Dulles Toll Road. The property is currently 100% leased to eight tenants. The acquisition was funded with the proceeds from the sale of Corporate Campus at Ashburn Center and available cash.

Dispositions

In April 2014, we sold West Park, a 29,000 square foot, four-story office building, and Patrick Center, a 66,000 square foot, seven-story office building, which are both located in Frederick, Maryland, for aggregate net proceeds of $13.8 million. As previously disclosed, we recorded an impairment charge of $2.2 million on West Park in the fourth quarter of 2013. We reported a gain on the sale of Patrick Center of $1.4 million in the second quarter of 2014. At June 30, 2014, the operating results of West Park and Patrick Center for each of the periods presented in this press release, as well as the gain on the sale of

Earnings Release - Continued

Patrick Center are reflected as discontinued operations in our consolidated statements of operations.

On June 26, 2014, we sold Corporate Campus at Ashburn Center, a three-building, 194,000 square foot, single-story business park, which is located in Ashburn, Virginia, for net proceeds of $39.9 million and recorded a gain on the sale of the property of $21.2 million in the second quarter. We purchased the property in an off-market transaction in 2009 for $14.7 million and invested an additional approximately $5 million in the property. At the time of acquisition, the property was 45% leased and it was 100% leased at the time of sale. We used the net proceeds from the sale to acquire 1775 Wiehle Avenue.

On June 23, 2014, we entered into a non-binding contract to sell the four remaining buildings at Owings Mills Business Park, located in Owings Mills, Maryland, which total 180,500 square feet. Based on the anticipated sales price, we recorded an impairment charge of $4.0 million in the second quarter of 2014. The sale is expected to be completed in the third or fourth quarter of 2014. However, we can provide no assurances regarding the timing or pricing of the sale, or that such sale will occur at all. At June 30, 2014, we classified the four buildings at Owings Mills Business Park as “held-for-sale” on our consolidated balance sheet.

During the second quarter of 2014, we prospectively adopted new accounting standards pursuant to the Financial Accounting Standards Board’s Accounting Standards Update No. 2014-08, which requires us to classify the results from a disposed property within discontinued operations only if the disposition of the property represents a strategic shift in operations that has a major impact on financial results. In accordance with the new accounting standards, the operating results and gain on sale of Corporate Center at Ashburn Center and the operating results and impairment of Owings Mills Business Park are reflected in continuing operations in our consolidated statements of operations for each of the periods presented in this press release.

Financing Activity

On May 1, 2014, we prepaid, without penalty, an $8.0 million mortgage loan that encumbered Annapolis Business Center with a draw under our unsecured revolving credit facility.

On July 10, 2014, our 50% owned unconsolidated joint venture repaid a $27.9 million mortgage loan with Wells Fargo that encumbered 1750 H Street, NW, a ten-story, 113,000 square-foot office building located in Washington, D.C. Simultaneous with the repayment, the joint venture entered into a new $32.0 million mortgage loan with State Farm that has a fixed-interest rate of 3.92%, a maturity date of August 1, 2024, and is repayable in full without penalty on or after August 1, 2021. The new loan requires monthly interest-only payments with a constant interest rate over the life of the loan.

Balance Sheet

We had $718.9 million of debt outstanding at June 30, 2014, of which $257.4 million was fixed-rate debt, $300.0 million was hedged variable-rate debt and $161.5 million was unhedged variable-rate debt.

Dividends

On July 22, 2014, we declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend will be paid on August 15, 2014 to common shareholders of record as of August 6, 2014. We also declared a dividend of $0.484375 per share on our Series A Preferred Shares. The dividend will be paid on August 15, 2014 to preferred shareholders of record as of August 6, 2014.

Earnings Release - Continued

Core FFO Guidance

We modified our full-year 2014 Core FFO per share guidance to $0.91 to $0.97 per diluted share, as a result of our expectation that the GSA will not take occupancy at Atlantic Corporate Park until early 2015, and the current anticipated timing and pace of acquisitions for the remainder of the year. Our revised guidance reflects all completed capital recycling activities as of the date of this release. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio NOI

Properties Owned December 31, 2013	$104,000	—	$106,000
Properties Sold (1)		(5,200)
Assumption for Additional Dispositions (2)		(1,000)
Properties Acquired (3)		3,800
Assumption for Additional Acquisitions (4)	0	—	1,000
Total NOI	$101,600		$104,600
Interest and Other Income		$6,500
FFO from Unconsolidated Joint Ventures	$4,750	—	$5,250
Interest Expense (5)	$24,500	—	$25,500
G&A	$20,000	—	$22,000
Preferred Dividends		$12,400
Weighted Average Shares and Units	60,500	—	61,000
Year-End Occupancy (6)	87.0%	—	88.5%
Same Property NOI - Accrual Basis (7)	2.0%	—	3.5%

(1)
Reflects the disposition of Girard Business Center and Gateway Center, which were sold in January 2014, the disposition of West Park and Patrick Center, which were sold in April 2014, and the disposition of Corporate Campus at Ashburn Center, which was sold in June 2014.

(2)	Assumes $70 million of additional dispositions are made throughout 2014. This is solely an assumption for the purposes of providing guidance and is in addition to the properties sold as of the date hereof and listed in footnote (1) above. We can provide no assurances regarding the timing or pricing of any potential dispositions, or that such dispositions will occur at all.

(3)	Reflects the anticipated 2014 NOI from the acquisition of 1401 K Street, NW, which we acquired on April 8, 2014, and the acquisition of Wiehle Avenue, which we acquired on June 25, 2014.

(4)	Reflects the assumed NOI contribution, if any, from additional acquisitions made throughout 2014, excluding the 2014 NOI from 1401 K
Street, NW and Wiehle Avenue. However, we can provide no assurances regarding the timing or pricing of any potential acquisitions, or that such additional acquisitions will occur at all.

(5)
Assumes proceeds from properties sold, as well as the assumed additional dispositions are used to repay amounts outstanding under our unsecured revolving credit facility, and capital for additional acquisitions are drawn from the unsecured revolving credit facility, with the exception of the $37.3 million mortgage we assumed with the acquisition of 1401 K Street, NW.

(6)	Assumes Gateway Center, Girard Business Center, West Park, Patrick Center, and Corporate Campus at Ashburn Center are the only
2014 dispositions, and 1401 K Street, NW and Wiehle Avenue are the only 2014 acquisitions. The reduction in our year-end occupancy guidance is a result of our expectation that the GSA will not take occupancy at Atlantic Corporate Park until early 2015.

(7)
Assumes Gateway Center, Girard Business Center, West Park, Patrick Center, and Corporate Campus at Ashburn Center are the only 2014 dispositions. The reduction in our year-end occupancy guidance is a result of our expectation that the GSA will not take occupancy at Atlantic Corporate Park until early 2015.

Earnings Release - Continued

Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2014	Low Range	High Range
Net income attributable to common shareholders per diluted share	$0.09	$0.13
Real estate depreciation(1)	1.08	1.09
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.26)	(0.25)
Core FFO per diluted share	$0.91	$0.97

(1)	Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to our disposed properties.

(2)	Items excluded from Core FFO consist of the gains or losses associated with disposed properties, the costs associated with the informal SEC inquiry, if any, and acquisition costs.

Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on July 25, 2014 at 9:00 AM ET to discuss second quarter results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on July 25, 2014, until midnight ET on August 1, 2014. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 13584747.

A live broadcast of the conference call will also be available online at our website, www.first-potomac.com, on July 25, 2014, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of June 30, 2014, our consolidated portfolio totaled 8.7 million square feet. Based on annualized cash basis rent, our portfolio consists of 57% office properties and 43% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified, with the potential for another 700,000 square feet in future development projects. Approximately half of the portfolio's multi-story office square footage is LEED or Energy Star Certified. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We also exclude any depreciation and amortization related to third parties from our consolidated joint ventures from our FFO calculation.

We consider FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe

Earnings Release - Continued

that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate performance measure given its wide use by investors and analysts. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We present FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding common Operating Partnership units for the periods presented.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal costs associated with the informal SEC inquiry, personnel separation costs, contingent consideration charges and acquisition costs.
Our presentation of FFO in accordance with the NAREIT white paper, or presentation of Core FFO, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Our FFO and Core FFO calculations are reconciled to net income in our Consolidated Statements of Operations included in this release.

NOI – We define net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of our property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and business park properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. Our NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by us for the entirety of the periods compared, is a primary performance measure we use to assess the results of operations at our properties. As an indication of our operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of our Same-Property NOI to net income from our consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, we eliminate depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Earnings Release - Continued

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2014 Core FFO guidance and related assumptions, potential sales and the timing of such sales, and future acquisition and growth opportunities, are subject to various risks and uncertainties. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions on acceptable terms; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the SEC. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rental	$33,130	$31,087	$65,070	$61,780
Tenant reimbursements and other	8,060	7,745	17,534	16,211

Total revenues	41,190	38,832	82,604	77,991

Operating expenses:
Property operating	10,869	9,432	23,767	19,743
Real estate taxes and insurance	4,372	3,975	8,641	8,487
General and administrative	5,218	4,985	10,414	10,252
Acquisition costs	1,111	—	1,179	—
Depreciation and amortization	15,610	14,208	30,714	28,195
Impairment of rental property	3,956	—	3,956	—
Contingent consideration related to acquisition of property	—	75	—	75
Total operating expenses	41,136	32,675	78,671	66,752

Operating income	54	6,157	3,933	11,239

Other (income) expenses:
Interest expense	6,102	9,353	11,914	19,310
Interest and other income	(1,670)	(1,574)	(3,429)	(3,103)
Equity in (earnings) losses of affiliates	(199)	(7)	28	(35)
Loss on debt extinguishment	—	201	—	201
Gain on sale of rental property	(21,230)	—	(21,230)	—

Total other (income) expenses	(16,997)	7,973	(12,717)	16,373

Income (loss) from continuing operations	17,051	(1,816)	16,650	(5,134)

Discontinued operations:
(Loss) income from operations	(1)	1,759	(1,096)	7,040
Loss on debt extinguishment	—	(4,414)	—	(4,414)
Gain on sale of rental property	1,284	18,947	1,338	18,947
Income from discontinued operations	1,283	16,292	242	21,573

Net income	18,334	14,476	16,892	16,439

Less: Net income attributable to noncontrolling interests	(652)	(466)	(458)	(406)

Net income attributable to First Potomac Realty Trust	17,682	14,010	16,434	16,033

Less: Dividends on preferred shares	(3,100)	(3,100)	(6,200)	(6,200)

Net income attributable to common shareholders	$14,582	$10,910	$10,234	$9,833

Earnings Release - Continued

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net income attributable to common shareholders	$14,582	$10,910	$10,234	$9,833

Depreciation and amortization:
Rental property	15,610	14,208	30,714	28,195
Discontinued operations	41	1,786	496	4,708
Unconsolidated joint ventures	1,014	1,317	2,302	2,669
Consolidated joint ventures	—	(53)	—	(104)
Impairment of rental property	3,956	1,446	3,956	1,446
Gain on sale of rental property	(22,514)	(18,947)	(22,568)	(18,947)
Net income attributable to noncontrolling interests in the Operating Partnership	652	474	458	419

Funds from operations available to common shareholders	$13,341	$11,141	$25,592	$28,219

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Funds from operations (FFO)	$16,441	$14,241	$31,792	$34,419
Less: Dividends on preferred shares	(3,100)	(3,100)	(6,200)	(6,200)
FFO available to common shareholders	13,341	11,141	25,592	28,219
Loss on debt extinguishment	—	4,615	—	4,615
Deferred abatement and straight-line amortization	—	—	1,045	(1,567)
Acquisition costs	1,111	—	1,179	—
Contingent consideration related to acquisition of property	—	75	—	75
Legal costs associated with informal SEC inquiry	—	55	—	391

Core FFO	$14,452	$15,886	$27,816	$31,733

Basic and diluted earnings per common share:
Income (loss) from continuing operations available to common shareholders	$0.23	$(0.09)	$0.17	$(0.21)
Income from discontinued operations available to common shareholders	0.02	0.29	—	0.40
Net income available to common shareholders	$0.25	$0.20	$0.17	$0.19

Weighted average common shares outstanding:
Basic	58,146	53,586	58,122	52,004
Diluted	58,220	53,586	58,190	52,004

FFO available to common shareholders per share - basic and diluted	$0.22	$0.20	$0.42	$0.52

Core FFO per share - diluted	$0.24	$0.28	$0.46	$0.58

Weighted average common shares and units outstanding:
Basic	60,777	56,184	60,752	54,602
Diluted	60,850	56,289	60,820	54,703

Earnings Release - Continued

Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets:
Rental property, net	$1,258,646	$1,203,299
Assets held-for-sale	13,093	45,861
Cash and cash equivalents	13,398	8,740
Escrows and reserves	4,753	7,673
Accounts and other receivables, net of allowance for doubtful accounts of $1,104 and $1,181, respectively	10,050	12,384
Accrued straight-line rents, net of allowance for doubtful accounts of $199 and $92, respectively	29,820	30,332
Notes receivable, net	63,751	54,696
Investment in affiliates	49,278	49,150
Deferred costs, net	42,750	43,198
Prepaid expenses and other assets	6,466	8,279
Intangible assets, net	46,261	38,848
Total assets	$1,538,266	$1,502,460
Liabilities:
Mortgage loans	$302,909	$274,648
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	116,000	99,000
Accounts payable and other liabilities	37,604	41,296
Accrued interest	1,701	1,663
Rents received in advance	5,734	6,118
Tenant security deposits	6,125	5,666
Deferred market rent, net	2,532	1,557
Total liabilities	772,605	729,948

Noncontrolling interests in the Operating Partnership	35,214	33,221
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized;
Series A Preferred Shares, $25 per share liquidation preference, 6,400 shares issued and outstanding	$160,000	$160,000
Common shares, $0.001 par value, 150,000 shares authorized; 58,808 and 58,704 shares issued and outstanding, respectively	59	59
Additional paid-in capital	910,680	911,533
Noncontrolling interests in the consolidated partnership	942	781
Accumulated other comprehensive loss	(4,603)	(3,836)
Dividends in excess of accumulated earnings	(336,631)	(329,246)
Total equity	730,447	739,291
Total liabilities, noncontrolling interests and equity	$1,538,266	$1,502,460

Earnings Release - Continued

Same-Property Analysis
(unaudited, dollars in thousands)

Same Property NOI(1)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total base rent	$30,116	$29,725	$60,290	$59,073
Tenant reimbursements and other	7,187	6,789	15,820	14,372
Property operating expenses	(8,991)	(8,634)	(20,408)	(18,331)
Real estate taxes and insurance	(3,914)	(3,593)	(7,921)	(7,676)

Same-Property NOI - accrual basis	24,398	24,287	47,781	47,438

Straight-line revenue, net	(301)	(228)	(686)	(564)
Deferred market rental revenue, net	(20)	9	(41)	16

Same-Property NOI - cash basis	$24,077	$24,068	$47,054	$46,890

Change in same-property NOI - accrual basis	0.5%		0.7%
Change in same-property NOI - cash basis	0.0%		0.3%

Same-property percentage of total portfolio (sf)	95.3%		95.3%

Reconciliation of Consolidated NOI to Same-Property NOI	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total revenues	$41,190	$38,832	$82,604	$77,991
Property operating expenses	(10,869)	(9,432)	(23,767)	(19,743)
Real estate taxes and insurance	(4,372)	(3,975)	(8,641)	(8,487)
NOI	25,949	25,425	50,196	49,761

Less: Non-same property NOI(2)	(1,551)	(1,138)	(2,415)	(2,323)

Same-Property NOI - accrual basis	$24,398	$24,287	$47,781	$47,438

Change in Same-Property NOI (accrual basis)
By Region	Three Months Ended June 30, 2014	Percentage of Base Rent	Six Months Ended June 30, 2014	Percentage of Base Rent
Washington, D.C.	(8.1)%	14%	(2.0)%	14%
Maryland	5.7%	28%	(1.1)%	28%
Northern Virginia	1.4%	34%	2.4%	34%
Southern Virgina	(0.9)%	24%	2.7%	24%

By Type
Business Park/Industrial	4.6%	44%	5.1%	44%
Office	(3.0)%	56%	(2.8)%	56%

(1)
Same-property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties that were owned as of June 30, 2014: 440 First Street, NW, Storey Park, 1401 K Street, NW, 1775 Wiehle Avenue, and a building at Redland Corporate Center.

(2)
Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes, as well as Corporate Campus at Ashburn Center, which was sold in June 2014.